UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

QuantumSphere, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53913	20-3925307
(state or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

2 Park Plaza, Suite 1200, Irvine, CA 92614

(address of principal executive offices) (zip code)

800-307-4299

(registrant’s telephone number, including area code)

3480 Warner Ave, Unit R, Santa Ana, CA 92704

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2018, the Company entered into a settlement agreement and stipulation (“Settlement Agreement”) with Livingston Asset Management LLC (“Livingston”) in connection with the settlement of $815,479 of bona fide obligations the Company owed to certain of its creditors. The settlement agreement was subject to Federal court fairness hearing, and on August 13, 2018 a Federal court granted approval of Settlement Agreement. If satisfied in full, pursuant to the Settlement Agreement the Company shall reduce the Company’s debt obligations in exchange for the issuance of shares of Company’s common stock to Livingston at a 40% discount to the market price, in one or more tranches, pursuant to the terms of section 3(a)(10) of the Securities Act of 1933, as amended. At no time may Livingston beneficially own more than 9.99% of the Company’s outstanding stock. Under the terms of a separate engagement letter, in connection with the Settlement Agreement, the Company is to pay a registered placement agent ten percent (10%) of the dollar amount of creditor obligations satisfied pursuant to the Settlement Agreement.

On March 7, 2019, the majority creditor in the Settlement Agreement terminated its Claim Purchase Agreement with Livingston Asset Management LLC, dated May 29, 2018, in the amount of $375,486.86. This debt has been returned to the creditor and the Claim Purchase Agreement has been removed from the $815,479.62 total 3(a)10 pool, leaving a new total balance of $439,993.62. As of this filing, $18,500 has converted, leaving a balance on the Livingston Settlement agreement of $421,493.62.

The foregoing is a summary of the terms of the Settlement Agreement and is qualified in its entirety by the Settlement Agreement attached hereto and incorporated herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed with this report:

Exhibit No.	Description
10.1	[SETTLEMENT AGREEMENT]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2019	QuantumSphere, Inc.

	By:	/s/ Kevin D. Maloney
	Name:	Kevin D. Maloney
	Title:	President and CEO

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